Exhibit 99.2

For Immediate Release

American Axle & Manufacturing Announces
New Business Backlog in Excess of $1 Billion

Provides earnings outlook for 2005

Detroit, Michigan, January 13, 2005 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that it has increased its backlog of new business by nearly $500 million to more than $1 billion in future annual sales.

AAM’s new business backlog benefits from the incremental expansion of its existing light truck and SUV product lines to support new programs and derivative models. AAM’s new business backlog also reflects the company’s successful efforts to expand its product offerings by adding passenger car and crossover vehicle applications utilizing independent front drive axles (IFDA), rear drive modules (RDM) and independent rear suspension modules (RSM).

     AAM New Business Backlog Highlights:

•	AAM’s total new business backlog is in excess of $1 billion.

•	30% of AAM’s new business backlog incorporates AAM’s newest technology for passenger cars and crossover vehicles.

•	$100 million of AAM’s new business backlog relates to product programs outside of North America.

•	AAM has been awarded two new contracts by Asian OEMs. One of these awards represents AAM’s first opportunity to provide front and rear axle modules to a foreign customer for a major North American product platform. AAM will also provide IFDA and RDM to Ssangyong Motor Corporation for multiple new vehicle programs beginning in the 2006 model year.

•	AAM has won a contract with a major global OEM to provide a complete driveline system utilizing IFDA, RDM and RSM for a rear-wheel-drive passenger car program planned for at least two separate geographic markets.

AAM will launch approximately two-thirds of its new business backlog in the 2005, 2006 and 2007 calendar years. The balance of the business will be launched between 2008 and 2010.

“AAM’s cost competitiveness, world-class quality, warranty and delivery performance are major differentiators for us in today’s global automotive supply market,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “This significant increase in our new business backlog confirms that our ability to develop innovative advanced technology products, with integrated electronics and efficient packaging, is helping to expand our customer base and served markets.”

AAM values its new business backlog based on production volume estimates and program design direction provided by its customers. The sales value of these awards will depend on product volumes, program launch timing and foreign currency exchange.

AAM also announced its 2005 earnings outlook.

AAM’s 2005 earnings outlook is based on its assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be approximately 8% lower than in 2004. AAM’s 2005 earnings outlook also assumes that the cost of steel and other purchased metal market commodities will continue to increase in 2005.

In 2005, AAM will adopt FASB Statement No. 123 (as revised in 2004) and recognize book expense related to stock-based compensation granted to its executives. AAM currently estimates that this accounting change will reduce diluted earnings per share by approximately $0.20 in 2005.

Taking all of these factors into account, including the impact of the accounting change for stock-based compensation, AAM expects its 2005 earnings to be approximately $2.40 to $2.55 per share.

AAM’s capital spending will increase in 2005 to approximately $315 to $320 million. A significant portion of AAM’s 2005 capital spending plan will support the 2006 and 2007 model year launch of the GMT 900 program and other major customer programs in AAM’s $1 billion new business backlog.

Reflecting the impact of its earnings estimate, the increase in capital investment and an anticipated reduction in its ability to defer taxes, AAM is targeting approximately $25 million of free cash flow in 2005.

“2005 will be a challenging year for the entire domestic automotive industry. The same is true for AAM,” said Mr. Dauch. “Our task in 2005 is to keep focused on our long-term strategic goals of further developing our product offerings, customer diversification and global manufacturing presence to prepare for significant future profitable growth.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

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For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com